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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
ONEOK, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 333-41263, 333-41265, 333-41267, and 333-41269 on Form S-8 and nos 333-44915,
333-57433, and 333-62279 on Form S-3 of ONEOK, Inc. of our report dated September 18, 1998, relating to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of August 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1998, which report appears in the August 31, 1998, annual report on Form 10-K of ONEOK, Inc.


                                        KPMG Peat Marwick LLP


Tulsa, Oklahoma
September 18, 1998